EXHIBIT 10.14

THIRD AMENDMENT TO GAS GATHERING AND TREATING AGREEMENT

THIS THIRD AMENDMENT TO GAS GATHERING AND TREATING AGREEMENT (this “Third Amendment”) is made by and between SWEPI LP (“Shipper”) and CENTERPOINT ENERGY FIELD SERVICES, LLC, successor by conversion to CenterPoint Energy Field Services, Inc. (“Gatherer”) effective this 10th day of March, 2011 (the “Effective Date”).

Gatherer and Shipper are parties to that certain Gas Gathering and Treating Agreement dated September I, 2009, as previously amended by the Parties on January 1, 2010, and April 1, 2010 (as so amended, the “Agreement”). Unless defined herein, all capitalized terms herein will have the same meaning as stated in the GGA;

Prior to the Effective Date, Shipper installed and maintained metering equipment (“Shipper Check Meters”) upstream of Gatherer’s Measurement Facilities at the Receipt Points. Based upon the information from Shipper Check Meters, Shipper dispatches personnel to physically increase or decrease the flow of Gas on Shipper’s Wells;

Shipper desires to remove the Shipper Check Meters and install programmable logic controllers (“PLCs”) upstream of Gatherer’s Measurement Facilities and on Shipper’s flow lines that will incrementally increase or decrease the flow of Gas on Shipper’s Wells. The PLCs will require Gatherer to transmit certain volumetric information from its Measurement Facilities to the PLCs from which the PLCs will control Gas flow; and

Gatherer is willing to provide the volumetric information to Shipper’s PLCs, provided Shipper indemnifies and releases Gatherer from all liability from Shipper’s installation, operation, repair, replacement, maintenance and removal of the PLCs, and for the accuracy, completeness, or consistency of the information provided by Gatherer, as further provided herein.

The parties now desire to amend the GGA as set forth herein.

NOW, THEREFORE, for adequate consideration received and acknowledged, the parties hereto agree as follows:

1.	Section 4.4 is added to the GGA:

“4.4 Programmable Logic Controllers.

(a) During the Term, Shipper may install and operate programmable logic controllers (each a “PLC” and collectively the “PLCs”) upstream of Gatherer’s Measurement Facilities at the Receipt Points: (i) at Shipper’s sole risk and expense; (ii) in a manner that does not interfere with Gatherer’s operations or measurement on each Well site; and (iii) in compliance with all industry requirements.

(b) Gatherer agrees that Shipper may connect the PLCs to the Gatherer’s Measurement Facilities in order to receive Gatherer’s measurement data from each Well to which the Measurement Facilities are attached. At each Receipt Point where Shipper decides to install a PLC, Shipper will place its PLC at a mutually agreed location upstream of Gatherer’s Measurement Facilities at the Receipt Point and on Shipper’s flow line. Shipper will connect its PLCs at a time that is mutually convenient for both Parties with a Gatherer representative present.

(c) Notwithstanding any other provision in this Agreement, Shipper assumes sole responsibility for the condition, installation, operation, service, repair, construction, replacement and maintenance of the PLCs and for compliance with all local, state and federal laws and regulations applicable to the acquisition, ownership, operation and maintenance thereof Shipper agrees to pay, compensate, reimburse, indemnify, and hold harmless Gatherer (and its directors, officers, shareholders, members, employees, agents and representatives) from and against any and all loss of or damage to the extent caused by Shipper’s PLCs or by Shipper, Shipper’s employees, contractors, or agents in the installation, operation, maintenance, repair, replacement or removal of any and all PLCs.

(d) Notwithstanding any other provision in this Agreement, Gatherer makes no warranty or representation whatsoever, express, implied, statutory or otherwise including but not limited to any representation, warranty or covenant with respect to condition quality, or any other representation, warranty or covenant or any kind or character expressed or implied with respect thereto as to its Measurement Facilities or volumetric information.

(e) Notwithstanding any other provision in this Agreement, Shipper waives and releases Gatherer from, and covenants and agrees to indemnify, defend and hold harmless Gatherer (and its directors, officers, shareholders, members, employees, agents and representatives) from and against any and all actions, suits, assessments, levies, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, injury to or death of any person whomsoever, or loss of or damage to any property in any way, dues, penalties, fines, costs, amounts paid in settlement, liabilities, environmental damage, regulatory penalty, pollution or contamination, obligations, taxes, liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses, and any and all other liability, whether known or unknown, foreseen or unforeseen, existing or future, directly or indirectly resulting from, arising out of, or related to arising out of the ownership, operation, installation, service, repair, construction, replacement and maintenance of the PLCs, and/or from any release, spill or contamination to air, land, or water arising from or caused by the PLCs.

(f) Shipper’s responsibility for release, contamination or spill to air, land, or water from the PLCs includes investigations, monitoring, clean-up, remediation, removal or restoration work that is required by any federal, state or local governmental agency or political subdivision with applicable jurisdiction because of the presence, suspected presence, release or suspected release to air, soil, surface water, or groundwater on or emanating from a PLC. The performance of any such investigations, monitoring, clean-

up, remediation, removal or restoration work on Gatherer’s property or facilities will be by Gatherer, and in the name of Gatherer, subject to Shipper’s indemnity obligations. For all such work on Gatherer’s property or facilities, Gatherer will obtain all necessary licenses, manifests, permits and approvals to perform such work. All investigations, monitoring, clean-up, remediation, removal or restoration work and the disposal of all waste generated by such work by either Party will be in accordance with all applicable Laws.

(g) Gatherer is not obligated to produce any daily raw volumetric information from its Measurement Facilities to the PLCs. However, nothing in this Subsection 4.4 amends Gatherer’s obligations stated elsewhere in this Agreement to provide information, including those obligations under Subsections 8.5 and 9.3. In the event that Gatherer chooses to produce measurement information to the PLCs, this Agreement does not create a continuing obligation to produce any other information to the PLCs or to update any such information that has been previously produced. All Gatherer’s measurement information shall belong to and remain the sole property of the Gatherer. Shipper shall acquire no proprietary interest in or right to any of the measurement information received from Gatherer. Shipper acknowledges that neither Gatherer nor any of its Representatives makes any express or implied representation or warranty as to the condition, quality, accuracy or completeness of any measurement information, and Shipper agrees that none of such persons shall have any liability to Shipper or any of its Representatives relating to or arising from its or their use of any measurement information or for any errors therein or omissions therefrom. Shipper also agrees that it is not entitled to rely on the accuracy or completeness of any measurement information. Shipper acknowledges and agrees that the measurement information is being provided solely for the purpose of assisting its PLCs.”

2.	The GGA, as amended previously and herein remains in full force and effect.

IN WITNESS WHEREOF, this Third Amendment to Gas Gathering and Treating Agreement is executed as of the 10th day of March, 2011.

Shipper: SWEPI LP		Gatherer: Centerpoint Energy Field Services, LLC

By:	/s/ Stephen Friedman	By:	/s/ William H. May, Jr
Name:	Stephen Friedman		William H. May, Jr.
Title:	Attorney-In-Fact		Senior Vice President and
Chief Commercial Officer

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